Exhibit 99.1

FOR IMMEDIATE RELEASE

USCF Announces Changes to Product Line

Walnut Creek, CA - November 20, 2019.

United States Commodity Funds LLC (the "Company"), a sponsor of exchange-traded products, plans to close and liquidate two of its exchange-traded products. On November 20, 2019, the Board of Directors of the Company authorized and approved of the closing and liquidation each of the following funds (together, the "Funds"), together with a plan of liquidation for the Funds:

United States 3x Oil Fund (USOU)
United States 3x Short Oil Fund (USOD)

As of the close of regular trading on the NYSE Arca, Inc. ("NYSE Arca") on December 12, 2019, the Funds will no longer accept orders for Creation Baskets or Redemption Baskets (as such terms are defined in the applicable Fund's prospectus) from authorized participants. Trading in the shares of the Funds on the NYSE Arca, will be suspended prior to the open of the market on December 13, 2019 and beginning on that date, there can be no assurance that there will be a secondary market for the shares of the Funds. Shareholders may sell their holdings in the Funds before December 12, 2019 and customary brokerage charges may apply to such transactions.

On or about December 12, 2019, the Funds will begin the process of liquidating their respective portfolios. As a result, the Funds' cash holdings will increase, and the Funds will no longer be managed in accordance with their investment objectives.

The liquidation date for both Funds will be December 18, 2019 and the proceeds of the liquidation are scheduled to be sent to shareholders of the Funds on or about December 19, 2019.

These distributions to shareholders of the Funds will be treated as liquidating distributions for U.S. federal income tax purposes and shareholders of the Funds are encouraged to consult their own tax advisors concerning the impact of the liquidation of the Funds in light of their own unique circumstances.

About USCF
USCF operates on the leading edge of product innovation as an asset management firm offering exchange- traded products (ETPs) and exchange-traded funds (ETFs). The firm broke new ground with the launch of the first oil ETP, the United States Oil Fund, LP (USO), in 2006. Over the next decade, USCF designed and issued twelve more specialty products across commodity and private equity asset classes.

Media Contact:
Katie Rooney
Chief Marketing Officer
Phone: 614.775.1246
Email address: krooney@uscfinvestments.com

Katie Rooney is a registered representative of ALPS Distributors, Inc.

Exchange Traded Product Disclosure:
We advise you to consider a Fund's objectives, risks, charges and expenses carefully before investing. Download a copy of a Fund's Prospectus by clicking on the following: USOU and USOD which contains this and other information, or contact the Fund's distributor at: ALPS Distributors, Inc., 1290 Broadway, Suite 1100, Denver, Colorado 80203 or call 800-920-0259. Please read the Fund's Prospectus carefully before investing.

USOU and USOD are commodity pools regulated by the Commodity Futures Trading Commission. These Funds are not mutual funds or any other type of Investment Company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

Past performance does not guarantee future results.

Commodity trading is highly speculative and involves a high degree of risk. Commodities and futures generally are volatile and are not suitable for all investors. An investor may lose all or substantially all of an investment. Investing in commodity interests subject each Fund to the risks of its related industry. These risks could result in large fluctuations in the price of a particular Fund's respective shares. Funds that focus on a single sector generally experience greater volatility. For further discussion of these and additional risks associated with an investment in the Funds please read the respective Fund Prospectus before investing.

Leveraged and inverse exchange-traded products pursue daily leveraged investment objectives which means they are riskier than alternatives which do not use leverage. They seek daily goals and should not be expected to track the underlying benchmark over periods longer than one day. Due to the compounding of daily returns, returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. They are not suitable for all investors and should be utilized only by investors who understand leverage risk and who actively manage their investments. For more on correlation, leverage and other risk factors, please read the prospectus.

Funds distributed by ALPS Distributors, Inc.

USO0002094 Exp. 11/20/2021